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                                                                   EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
H.F. Ahmanson & Company:

We consent to incorporation by reference in the Registration Statement on Form S-4 of Washington Mutual, Inc. of our report dated January 21, 1998, except as to Note 19 of notes to Consolidated Financial Statements, which is as of February 12, 1998, relating to the consolidated statements of financial condition of Coast Savings Financial, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Coast Savings Financial, Inc. and to the reference to our firm under the heading "Experts" in the Form S-4.

                                          KPMG Peat Marwick LLP

Los Angeles, California
May 14, 1998